China Architectural Engineering Receives Extended Waiver from Bondholders to
Acquire Majority Stake in ConnGame

ZHUHAI, China & NEW YORK, July 19, 2010 – China Architectural Engineering, Inc. (“CAE” or the “Company”) (NASDAQ: CAEI), a provider of design, engineering, fabrication and installation services of high-end building envelope systems, today announced that it has received an extension of the waiver agreement from its bondholders for the Company’s proposed acquisition of a majority stake in Shanghai ConnGame Network Co. Ltd. (“ConnGame”).

Under the extended waiver agreement, the Company is able to move forward with its proposed acquisition of a 60% equity interest of ConnGame for the issuance of the 25 million CAEI shares, subject to compliance with the terms and conditions of the waiver.  In the waiver, the Company agreed that it would pay to The Royal Bank of Scotland N.V., London Branch and CITIC Capital China Mezzanine Fund Limited all outstanding interest in arrears on the bonds, plus all other applicable interest up until the payment date, within 30 days after the closing of the ConnGame acquisition and issuance of the shares, but no later than September 30, 2010.  The Company has also agreed to pay all unsettled amounts of an overdraft facility, which include all outstanding principal and interest amounts.

The Company also announced today that it has filed its definitive information statement with the Securities and Exchange Commission and intends to mail out the information statement to its shareholders in this week. CAE intends to close the ConnGame acquisition after 20 calendar days of the mailing in accordance with federal proxy rules.

The proposed acquisition of ConnGame is subject to a number of closing conditions, including but not limited to the bondholders’ continued waiver of their rights to a reduction in the conversion price of the Company’s outstanding convertible bonds and exercise price of the related warrants as a result of the proposed acquisition and execution of a definitive acquisition agreement for the proposed acquisition.

Mr. Ken Yi Luo, the Company’s Chief Executive Officer and Chairman, commented, “We are pleased to have received an extended waiver from our bondholders, providing CAE time to complete the final documentation of our ConnGame acquisition. We appreciate the support of our bondholders and look forward to the completion of the ConnGame acquisition in the near future. We believe that the dedicated efforts of our management team will drive the company’s growth and reward our shareholders in the long run.”

About China Architectural Engineering

China Architectural Engineering, Inc. (NASDAQ:CAEI) is a provider of design, engineering, fabrication and installation services of high-end curtain wall systems, roofing systems, steel construction systems, and eco-energy systems.  Founded in 1992, CAEI has maintained its market leadership by providing timely, high-quality, reliable, fully integrated, and cost-effective solutions.  Collaborating with world-renowned architects and building engineers, the Company has successfully completed over one hundred large, complex and unique projects worldwide, including numerous award-winning landmarks across Asia’s major cities.

For further information on China Architectural Engineering, Inc., please visit www.caebuilding.com

About Shanghai ConnGame

Shanghai ConnGame, founded and led by seasoned experts with extensive previous success in China’s online game industry, develops and operates MMORPGs in China.  Leveraging its innovative game engines, scalable development platforms, and accomplished production teams, ConnGame focuses on self-developed MMORPGs game titles that are based on China’s iconic characters and nostalgic epochs.

Forward-Looking Statements

In addition to historical information, the statements set forth above may include forward-looking statements that may involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results could differ materially from the expectations contained in forward-looking statements as a result of risks and uncertainties, including, but not limited to, the negotiation and execution of a definitive acquisition agreement for the proposed acquisition; closing conditions including but not limited to regulatory approvals; required Company payments and other obligations under the waiver agreement; difficulties related to integration and management of the combined operations; reduction or reversal of the Company's recorded revenue or profits due to "percentage of completion" method of accounting and expenses; the Company’s ability to obtain a modification for the Waiver agreement with the bondholders applicable to the proposed acquisition of ConnGame; increasing provisions for bad debt related to the Company’s accounts receivable; fluctuation and unpredictability of costs related to our products and services; the Company’s plans to enter into real estate development projects such as the Nine Dragons Project; adverse capital and credit market conditions;  fluctuation and unpredictability of costs related to the Company’s products and services; expenses and costs associated with its convertible bonds, regulatory approval requirements and competitive conditions. These and other factors that may   result in differences are discussed in greater detail in the Company’s reports and other filings with the Securities and Exchange Commission.

Investor Contact:
ICR:
Michael Tieu
Tel:   +86-10-6599-7960
Email: michael.tieu@icrinc.com

Bill Zima
Tel:   +1-203-682-8200
Email: bill.zima@icrinc.com